Exhibit 99.1

Investor Contact:	Media Contact:
Paul Goldberg	Adrian Sakowicz
Vice President - Investor Relations	Vice President - Communications
(212) 922-1640	(630) 743-5039
peg@dovercorp.com	asakowicz@dovercorp.com

DOVER CONFIRMS 2016 EPS TO BE WITHIN PREVIOUS RANGE, EXCLUDING SPECIAL ITEMS, AND INITIATES 2017 GUIDANCE

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Confirms full-year 2016 diluted earnings per share to be within its previous guidance range of $3.00 to $3.05, excluding a $0.31 net benefit on a disposition, dilution of $0.05 from the Wayne acquisition, and a one-time charge of $0.09, none of which were in prior guidance

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Forecasts 2017 revenue growth in the range of 10% to 12%, comprised of organic revenue growth of 3% to 5%, and acquisition growth of approximately 10%, offset in part by a 2% impact from currency and a 1% impact from dispositions

•	Initiates guidance for full-year 2017 diluted earnings per share from continuing operations of $3.40 to $3.60

Downers Grove, IL, January 12, 2017 - Dover (NYSE: DOV) today announced that, in connection with its investor meeting scheduled for 6:30pm ET today, the Company is providing an update on current market trends, updating its 2016 earnings per share from continuing operations (“EPS”) forecast and providing guidance for 2017 revenue and EPS from continuing operations.

Robert A. Livingston, President and Chief Executive Officer of Dover, said, “I am pleased with our fourth quarter business activity and results which, excluding special items, will be within our prior guidance range.
“Further, we are very encouraged to see the start of a recovery in our shorter cycle drilling and artificial lift markets, along with continued strong activity in our Printing & Identification platform. These solid markets helped offset continued soft conditions in our longer cycle oil & gas markets, and ongoing challenges in retail refrigeration. We are also pleased to have completed the Wayne acquisition during the quarter which will enable us to begin to capture market opportunities and synergies ahead of our prior timing expectations.
“Turning to 2017, we expect the majority of our businesses to post revenue and earnings growth, and anticipate the recovery in North American upstream oil & gas markets to continue. Further, we expect our recently announced acquisitions to deliver meaningful accretion in 2017, and our 2016 restructuring activities to provide us with significant carryover benefits in the new year. Taken together, these factors position Dover well for double-digit EPS growth in 2017.”
Dover now expects full-year 2016 EPS from continuing operations to be in the range of $3.17 - $3.22. This updated forecast includes a $0.31 net benefit from the fourth quarter disposition of Tipper Tie, offset in part by a $0.05 dilutive impact from the recently completed Wayne acquisition, and a charge of $0.09 related to an anticipated voluntary recall of a standard product. This recall charge of approximately $23 million is preliminary and subject to change as the Company finalizes its recall plans.
Dover is initiating guidance of $3.40 to $3.60 for full-year 2017 EPS from continuing operations. This EPS guidance is based on expected full-year revenue growth in the range of 10% to 12%, comprised of organic revenue growth of 3% to 5%, and acquisition growth of approximately 10%, offset in part, by a 2% impact from currency, and a 1% impact from dispositions.
The presentation materials for the investor meeting will be available on the Company’s website at www.dovercorporation.com. Additionally, the meeting will be available live to all interested parties via webcast and audio dial in, beginning at 6:30 pm ET. The webcast can be accessed on the Company’s website at www.dovercorporation.com. To listen via audio dial in, please dial 1-844-358-9184 (domestic) or 1-478-219-0401, reservation number 47369593. The investor presentation will also be made available for replay on the website.

About Dover:

Dover is a diversified global manufacturer with annual revenue approaching $7 billion. We deliver innovative equipment and components, specialty systems and support services through four major operating segments: Energy, Engineered Systems, Fluids, and Refrigeration & Food Equipment. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for over 60 years, our team of 29,000 employees takes an ownership mindset, collaborating with customers to redefine what's possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under "DOV." Additional information is available at www.dovercorporation.com.

Forward-Looking Statements:

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements relate to, among other things, operating and strategic plans, income, earnings, cash flows, foreign exchange, changes in operations, acquisitions, industries in which Dover businesses operate, anticipated market conditions and our positioning, global economies, and operating improvements. Forward-looking statements may be indicated by words or phrases such as “anticipates,” “expects,” “believes,” “suggests,” “will,” “plans,” “should,” “would,” “could,” and “forecast”, or the use of the future tense and similar words or phrases. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, oil and natural gas demand, production growth, and prices; changes in exploration and production spending by Dover’s customers and changes in the level of oil and natural gas exploration and development; changes in customer demand and capital spending; economic conditions generally and changes in economic conditions globally and in markets served by Dover businesses, including well activity and U.S. industrials activity; Dover's ability to achieve expected savings from integration and other cost-control initiatives, such as lean and productivity programs as well as efforts to reduce sourcing input costs; the impact of interest rate and currency exchange rate fluctuations; the ability of Dover's businesses to expand into new geographic markets; Dover's ability to identify and successfully consummate value-adding acquisition opportunities or planned divestitures; the impact of loss of a significant customer, or loss or non-renewal of significant contracts; the ability of Dover's businesses to develop and launch new products, timing of such launches and risks relating to market acceptance by customers; the relative mix of products and services which impacts margins and operating efficiencies; increased competition and pricing pressures; the impact of loss of a single-source manufacturing facility; short-term capacity constraints; increases in the cost of raw materials; domestic and foreign governmental and public policy changes or developments, including environmental regulations, conflict minerals disclosure requirements, and tax policies; protection and validity of patent and other intellectual property rights; the impact of legal matters and legal compliance risks, including product recalls; conditions and events affecting domestic and global financial and capital markets; and a downgrade in Dover's credit ratings which, among other matters, could make obtaining financing more difficult and costly. Dover refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained herein. Dover undertakes no obligation to update any forward-looking statement, except as required by law.